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                                                                      EXHIBIT 24

                                POWER OF ATTORNEY


      KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Robert L. Smialek, David A. Kauer, Kenneth
H. Koch, and Philip K. Woodlief, and each of them as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places, and steads, in any and all capacities, to sign the Registration Statement to be filed in connection with the exchange offer with respect to the Insilco Corporation 10-1/4 Senior Subordinated Notes due 2007 and any and all amendments (including post-effective amendments) to the Registration Statement, under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Dated: September 26, 1997
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/s/ Robert L. Smialek                /s/ Philip K. Woodlief
-------------------------            -------------------------
Robert L. Smialek                    Philip K. Woodlief

/s/ James J. Gaffney
-------------------------
James J. Gaffney

/s/ Terence M. O'Toole
-------------------------
Terence M. O'Toole

/s/ Thomas E. Petry
-------------------------
Thomas E. Petry

/s/ Barry S. Volpert
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Barry S. Volpert


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